Exhibit 3.1

Certificate of Amendment

To

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

JAGUAR HEALTH, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Jaguar Health, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.                  The original Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Corporation (the “Series B Preferred Stock”) was filed with the Secretary of State of the State of Delaware on July 22, 2019 (the “Certificate of Designation”).

2.                  The Certificate of Designation is hereby amended as follows:

A.	The first sentence of Section 6(b) of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“b) Conversion Price. The conversion price for the Preferred Stock shall equal $0.4456 (the “Conversion Price”), subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Amendment Effective Date as set forth in Section 7 hereof.”

B.	Section 1 of the Certificate of Designation is hereby amended by inserting the following immediately after the definition of “Affiliate”:

“Amendment Effective Date” means March 24, 2020.”

3.                  The foregoing amendment has been duly approved by the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.                  The foregoing amendment has been duly approved by the holders of Series B Preferred Stock of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.                  This Certificate of Amendment shall become effective upon filing with the Secretary of State for the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 24th day of March, 2020.

By:	/s/ Lisa A. Conte
Lisa A. Conte
President & Chief Executive Officer

Signature Page to Certificate of Amendment